EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the SupportSoft, Inc. 2000 Omnibus Equity Incentive Plan of our reports dated March 14, 2006, with respect to the consolidated financial statements of SupportSoft, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005, SupportSoft, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of SupportSoft, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

August 2, 2006